EXHIBIT 21.1

Subsidiaries of the Registrant

The following is a list of subsidiaries of BMP AI Technologies Inc.:

Name of Subsidiary	Jurisdiction of Incorporation	Ownership Percentage
Bmp AI Holdings Inc.	Wyoming	100%